Exhibit 5.1

                            MCGLINCHEY STAFFORD LANG
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                               643 MAGAZINE STREET
                        NEW ORLEANS, LOUISIANA 70160-0643

                                  June 21, 1996

Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas  77042

         Re: Offering of 5,750,000 shares of Common Stock, no par value, of Pride Petroleum Services, Inc.

Gentlemen:

                  We are acting as special Louisiana counsel to Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"). We have been asked to render certain opinions in connection with the Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 33-05137), as amended, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Company's no par value Common Stock ("Common Stock"). As set forth in the Registration Statement, certain legal matters involving Louisiana law, contained in the section of the Registration Statement entitled Description of Capital Stock, are being passed upon by us for the Company. The Registration Statement relates to the offering of 5,000,000 shares of Common Stock (the "Shares") to be sold by the Company together with up to 750,000 additional shares of Common Stock (the "Additional Shares") that may be sold by the Company pursuant to the Underwriters' over-allotment option as described in the Registration Statement. The Shares are being issued and sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") among the Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation, Robert W. Baird & Co. Incorporated and Morgan Keegan & Company, Inc. (collectively, the "Underwriters") in the form attached as Exhibit 1 to the Registration Statement. Unless otherwise defined, capitalized terms used herein shall have the respective meanings set forth in the Registration Statement.

                  We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. In our capacity as special Louisiana counsel to the Company in connection with this opinion, we have reviewed the following documents: (i) a copy of the Amended and Restated Articles of Incorporation of the Company, as amended, certified by the Louisiana Secretary of State (the "Articles of Incorporation"); (ii) a copy of the Bylaws of the Company, certified by the Corporate Secretary (the "Bylaws"); (iii) an original Certificate of Good Standing for the Company from the Louisiana Secretary of State; (iv) the Registration Statement; (v) the Prospectus; (vi) a draft of the Underwriting Agreement; (vii) resolutions of the Board of Directors of the Company, certified by the Corporate Secretary; (viii) a draft of the resolutions of the Pricing Committee (the "Pricing Committee") of the Board of Directors of the Company; and (ix) such other documents as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates, without undertaking to verify the same by independent investigation.

                  For purposes of this opinion we have assumed, with your permission and without independent investigation, the following:

                  (i) the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to original documents of documents submitted to us as conformed, certified or photostatic copies;

                  (ii) the accuracy of all statements of fact set forth in the Registration Statement and the Underwriting Agreement;

                  (iii) the Pricing Committee resolutions will be duly adopted by the Pricing Committee in substantially the form that was submitted to us; and

                  (iv) the Company has not (i) declared or issued a stock dividend or stock split; (ii) issued stock rights, options or warrants to holders of the Common Stock, except as set forth in the Registration Statement; or (iii) entered into any other transaction which would require adjustment to the Conversion Price (as defined herein) of the Convertible Subordinated Debentures due February 15, 2006 as provided in Section 13.5 of that certain Indenture between the Company and Marine Midland Bank dated January 26, 1996 (the "Indenture"). As used herein, "Conversion Price" shall have the meaning ascribed to it in Section 13.5 of the Indenture.

                  We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

                  Subject to the foregoing assumptions, and the qualifications and exceptions set forth below, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana; and

                  2. When the pricing committee of the Board of Directors of the Company has determined the price at which the Shares (and the Additional Shares) are to be sold to the Underwriters by the Company and has authorized the issuance of such Shares (and the Additional Shares), upon the issuance and sale of the Shares (and the Additional Shares) by the Company pursuant to the Underwriting Agreement and upon receipt by the Company of the consideration described in the Registration Statement, such Shares and any Additional Shares that may be sold by the Company as set forth in the Registration Statement will be duly authorized, validly issued, fully paid and nonassessable.

                  The opinions set forth above are subject to the following qualifications and exceptions:

                  (1) This opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any federal or state securities laws or laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be applicable to any of the transactions or documents referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions or documents.

                  (2) Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    McGLINCHEY STAFFORD LANG
                                    A Professional Limited Liability Company